Exhibit 3.1

AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

PHX MINERALS INC.

Effective as of October 8, 2020

The Certificate of Incorporation of PHX Minerals Inc. is hereby amended as follows:

1.	ARTICLE ONE: ARTICLE ONE of the Certificate of Incorporation is amended as follows:

The name of the Corporation is PHX Minerals Inc.

2.	ARTICLE TWO: The first sentence of ARTICLE TWO of the Certificate of Incorporation is amended as follows:

The principal office or place of business of the Corporation in the State of Oklahoma is to be located at 1601 NW Expressway, Suite 1100, Oklahoma City, OK 73118.